Exhibit 99.1

[Lee Enterprises Logo]	201 N. Harrison St., Davenport, IA 52801
(563) 383-2100
www.lee.net

NEWS RELEASE

Lee Enterprises reports earnings for 4th quarter and fiscal year

DAVENPORT, Iowa (Nov. 9, 2006) — Lee Enterprises, Incorporated (NYSE: LEE), reported today that diluted earnings per common share from continuing operations were 33 cents for its fourth fiscal quarter ended Sept. 30, 2006, compared with 25 cents a year ago.

Including discontinued operations, net income for the quarter totaled $10.9 million, or 24 cents per common share, compared with 29 cents in 2005. In the current year quarter, expenses related to the acquisition of Pulitzer Inc. reduced income from continuing operations 2 cents per share and losses on the sales of discontinued operations reduced net income an additional 11 cents per share. A year ago, acquisition expenses and an early retirement program decreased income from continuing operations 22 cents per share.

On a reported basis, total revenue for the quarter increased 0.2 percent from a year ago to $279.7 million. Total advertising revenue declined 0.3 percent, with retail advertising down 1.4 percent, classified down 1.9 percent and national down 8.6 percent. Online advertising revenue increased 43.1 percent, and niche advertising increased 9.0 percent. Circulation revenue decreased 0.2 percent.

On a same property (1) basis, which excludes the impact of acquisitions and divestitures made in the current or prior year, total revenue for the quarter increased 0.5 percent from a year ago. Total advertising also increased 0.5 percent, with retail down 1.2 percent, classified up 0.3 percent and national down 16.1 percent. Online advertising revenue increased 46.0 percent, and niche advertising increased 10.5 percent. Circulation revenue increased 0.3 percent.

Total operating expenses, excluding depreciation and amortization, for the quarter decreased 4.8 percent on a reported basis, reflecting cycling of substantial transition and early retirement costs a year ago related to the acquisition of Pulitzer. Excluding unusual costs and depreciation and amortization, total operating expenses increased 2.0 percent. Compensation declined 2.8 percent. Newsprint and ink expense rose 5.6 percent, and other cash operating expenses increased 8.2 percent.

Same property operating expenses, excluding depreciation and amortization, increased 4.9 percent for the quarter, with compensation up 1.8 percent, newsprint and ink up 6.7 percent, and other operating expenses up 9.6 percent. Same property other operating expenses in 2005 had declined 3.1 percent compared with 2004.

Operating cash flow (2) increased 20.0 percent to $67.2 million, including acquisitions and related costs. Operating income, which includes equity in earnings of associated companies and depreciation and amortization, increased 20.5 percent to $47.4 million. Non-operating expenses, which include financial expense related to the acquisition of Pulitzer, increased 14.1 percent to $25.2 million, reflecting higher interest rates and writedown of other investments, partially offset by lower debt balances. Income from continuing operations before income taxes increased 28.8 percent to $22.2 million. Income from continuing operations increased 31.3 percent, to $15.0 million. Net income, which was substantially impacted by the losses on sales of discontinued operations, as noted above, decreased 16.7 percent.

Results in all periods reflect the impact of stock compensation expense, which Lee has been recognizing since October 2002.

Mary Junck, chairman and chief executive officer, said: “Lee continues to drive advertising revenue aggressively both in print and online, well ahead of the industry average. At the same time, we’re rapidly building larger online audiences while protecting our strong base of paid newspaper circulation. A standout in circulation growth is the St. Louis Post-Dispatch, and the success of the Cardinals in the World Series enhances our prospects for a good start to our new fiscal year in St. Louis, where new management and new sales programs are gaining traction. Meanwhile, due primarily to our strong cash flow, we reduced net debt by $179 million in 2006.”

CIRCULATION AND ONLINE AUDIENCES

On Nov. 1, Lee announced that 37 of its daily newspapers reported year-over-year circulation gains for the six-month Audit Bureau of Circulations Fas-Fax period ended Sept. 30, 2006.

Lee’s 51 newspapers that are members of ABC reported combined declines of 0.2 percent daily and 0.5 percent Sunday. Nationally, newspapers reported average decreases of 2.8 percent daily and 3.4 percent Sunday.

Meanwhile, use of Lee newspaper online sites, as measured by page views, increased 43 percent from September 2005 to September 2006, further extending audience reach.

Lee newspapers with gains include Lee’s largest newspaper, the St. Louis Post-Dispatch, one of only a few major metropolitan dailies in the country to report growth. At the Post-Dispatch, daily circulation climbed 0.7 percent to 276,588, despite a strategic reduction in lower value distribution outside the metropolitan area. The Post-Dispatch reported Sunday circulation of 418,262, a decline of 2.4 percent, reflecting an increase in the Sunday single copy price, as well as the distribution change.

Of the 37 Lee newspapers with circulation growth, 27 reported gains daily, 28 reported gains Sunday, and 18 reported gains both daily and Sunday. The newspapers reporting gains are located in Flagstaff and Tucson, Ariz.; Hanford, Lompoc and Santa Maria, Calif.; Lihue, Hawaii; Mason City, Sioux City and Waterloo, Iowa; Twin Falls, Idaho; Bloomington, Carbondale, Charleston, Decatur and DeKalb, Ill.; Munster, Ind.; Winona, Minn.; Park Hills and St. Louis, Mo.; Billings, Butte and Helena, Mont.; Fremont and Lincoln, Neb.; Bismarck, N.D.; Albany and Coos Bay, Ore.; Carlisle, Pa; Orangeburg, S.C.; Provo, Utah; Longview, Wash.; Baraboo, Chippewa Falls, La Crosse, Portage and Racine, Wis.; and Casper, Wyo.

Lee’s newspapers have circulation of 1.6 million daily and 1.9 million Sunday, reaching more than four million readers daily. Lee’s online sites reach more than two million users, and Lee’s weekly publications have distribution of more than 4.5 million households.

FISCAL YEAR

On a reported basis, for the year ended Sept. 30, 2006, income from continuing operations was $71.1 million, or $1.56 per diluted common share, the same as a year ago.

Net income for the year totaled $70.8 million, or $1.56 per share, compared with $1.70 in 2005. Discontinued operations, including losses on sales, accounted for a loss of 1 cent per share in 2006 and income of 13 cents in 2005.

Comparisons include the addition of Pulitzer in June 2005. Transition costs, an early retirement program and a re-evaluation of intangible assets related to the acquisition of Pulitzer reduced diluted earnings per common share from continuing operations by 27 cents in 2006. In 2005, transition costs, the early retirement program and loss on early extinguishment of debt related to Pulitzer reduced earnings by 39 cents.

Including acquisitions and divestitures, for the fiscal year ended Sept. 30, 2006, advertising revenue increased 40.1 percent to $874.6 million, and total operating revenue increased 37.8 percent to $1.13 billion. Operating expenses, excluding depreciation and amortization, increased 38.3 percent to $849.3 million.

On a same property basis, advertising revenue increased 1.7 percent, total operating revenue increased 1.1 percent, and operating expenses, excluding depreciation and amortization, increased 3.9 percent.

Operating income rose 28.9 percent to $204.0 million. Non-operating expenses, which include financial expense related to the Pulitzer acquisition, totaled $91.9 million, compared with $46.8 million a year ago

UNUSUAL COSTS

The following tables summarize the impact on income from continuing operations from unusual costs related to the Pulitzer acquisition:

	Three Months Ended Sept. 30
Thousands, Except EPS Data	2006		2005
	Amount	Per Share	Amount	Per Share
Income from continuing operations, as reported	$14,985	$0.33	$11,410	$0.25

Adjustments to income from continuing operations:
Early retirement program	-		9,124
Transition costs	1,759		7,387
	1,759		16,511
Income tax benefit of adjustments, net	(654)		(6,439)
	1,105	0.02	10,072	0.22
Income from continuing operations, as adjusted	$16,090	$0.35	$21,482	$0.47

	Year Ended Sept. 30
Thousands, Except EPS Data	2006		2005
	Amount	Per Share	Amount	Per Share
Income from continuing operations, as reported	$71,136	$1.56	$70,862	$1.56

Adjustments to income from continuing operations:
Early retirement program	8,654		9,124
Reduction of value of identified intangible assets	5,526		-
Transition costs	4,589		8,929
Loss on extinguishment of debt	-		11,181
	18,769		29,234

Income tax benefit of adjustments, net	(6,316)		(11,401)
	12,453	0.27	17,833	0.39
Income from continuing operations, as adjusted	$83,589	$1.84	$88,695	$1.96

DISCONTINUED OPERATIONS

On Oct. 3, Lee announced the completion of the sales of stand-alone publications and commercial printing operations in the Pacific Northwest and northern Wisconsin.

Lee received $51.7 million for the Pacific Northwest properties, which included rack shoppers and commercial printing operations based in Seattle and Spokane, Wash.; rack shopper operations in Portland, Ore., and a twice-weekly newspaper in Newport, Ore. Also in October, Lee sold a weekly newspaper in Cottage Grove, Ore., and closed a nearby weekly newspaper in Springfield, Ore. None of the properties were located in markets where Lee operates daily newspapers. $33 million of proceeds was received in September 2006 and was primarily used to reduce debt in the quarter. The remaining proceeds will also be used to reduce debt as Lee continues to focus on its core publishing and online operations.

In Wisconsin, Lee sold its smallest daily newspaper, located in Rhinelander, for $2.2 million. At the same time, Madison Newspapers, Inc., which is owned jointly by Lee and The Capital Times Co., sold a small daily newspaper and commercial printing operation in Shawano to an affiliate of the same buyer.

Lee recorded an aggregate loss after income taxes of $5.2 million, or 11 cents per diluted common share, which is recorded in discontinued operations. The Company had previously announced an estimated loss of 15 cents per share. Results of the enterprises sold, up to the respective dates of sale, are also included in discontinued operations.

Consolidated statements of income, balance sheet items and selected statistics follow.

LEE ENTERPRISES, INCORPORATED

CONSOLIDATED INCOME STATEMENT

(Unaudited)

	Three Months Ended Sept. 30			Year Ended Sept. 30

(Thousands, Except EPS Data)	2006	2005	%	2006	2005	%

Advertising revenue:
Retail	$110,441	$112,033	(1.4)%	$463,991	$341,977	35.7%
National	12,229	13,375	(8.6)	57,869	33,031	75.2
Classified:
Daily newspapers:
Employment	23,649	23,994	(1.4)	90,472	63,923	41.5
Automotive	16,204	17,617	(8.0)	60,953	49,320	23.6
Real estate	16,947	17,004	(0.3)	63,802	47,171	35.3
All other	10,113	10,136	(0.2)	39,253	29,200	34.4
Other publications	12,093	11,754	2.9	45,868	28,411	61.4

Total classified	79,006	80,505	(1.9)	300,348	218,025	37.8
Online	10,400	7,270	43.1	35,769	17,983	98.9
Niche publications	4,279	3,927	9.0	16,591	13,093	26.7

Total advertising revenue	216,355	217,110	(0.3)	874,568	624,109	40.1

Circulation	51,585	51,696	(0.2)	205,718	153,571	34.0
Commercial printing	4,200	3,831	9.6	17,265	14,766	16.9
Online services & other	7,529	6,543	15.1	31,097	26,444	17.6

Total operating revenue	279,669	279,180	0.2	1,128,648	818,890	37.8

Operating expenses:
Compensation	107,182	110,278	(2.8)	435,836	325,959	33.7
Newsprint and ink	30,755	29,130	5.6	120,191	79,331	51.5
Other operating expenses	72,790	67,261	8.2	280,018	190,768	46.8
Transition costs	1, 759	7,387	NM	4,589	8,929	NM
Early retirement program	-	9,124	NM	8,654	9,124	NM

Operating expenses, excluding depreciation and amortization	212,486	223,180	(4.8)	849,288	614,111	38.3

Operating cash flow (2)	67,183	56,000	20.0	279,360	204,779	36.4
Depreciation	9,286	8,057	15.3	33,903	23,754	42.7
Amortization	15,066	13,861	8.7	62,167	35,495	75.1
Equity in earnings of associated companies:
Tucson partnership	2,573	2,742	(6.2)	12,882	3,740	244.4
Madison Newspapers	1,999	2,505	(20.2)	7,857	9,044	(13.1)

Operating income	47,403	39,329	20.5	204,029	158,314	28.9

Non-operating income (expense):
Financial income	1,509	1,348	11.9	6,054	2,824	114.4
Financial expense	(24,640)	(23,408)	5.3	(95,939)	(38,038)	152.2
Loss on early extinguishment of debt	-	-	NM	-	(11,181)	NM
Other, net	(2,037)	-	NM	(2,037)	(439)	NM

	(25,168)	(22,060)	14.1	(91,922)	(46,834)	NM

Income from continuing operations before income taxes	22,235	17,269	28.8	112,107	111,480	0.6

Income tax expense	6,910	5,845	18.2	39,740	40,458	(1.8)
Minority interest	340	14	NM	1,231	160	NM

Income from continuing operations	14,985	11,410	31.3	71,136	70,862	0.4
Discontinued operations	(4,069)	1,696	NM	(304)	6,016	NM

Net income	$10,916	$13,106	(16.7)%	$70,832	$76,878	(7.9)%

Earnings per common share:
Basic:
Continuing operations	$0.33	$0.25	32.0%	$1.57	$1.57	-%
Discontinued operations	(0.09)	0.04	NM	(0.01)	0.13	NM

	$0.24	$0.29	(17.2)%	$1.56	$1.70	(8.2)%

Diluted:
Continuing operations	$0.33	$0.25	32.0%	$1.56	$1.56	-%
Discontinued operations	(0.09)	0.04	NM	(0.01)	0.13	NM

	$0.24	$0.29	(17.2)%	$1.56	$1.70	(8.2)%

Average common shares:
Basic	45,546	45,201		45,421	45,118
Diluted	45,657	45,459		45,546	45,348

SELECTED BALANCE SHEET INFORMATION

				Sept. 30

(Thousands)				2006	2005

Cash				$8,638	$7,543
Restricted cash and investments				96,060	81,060
Debt (principal amount)				1,525,000	1,688,000

SELECTED STATISTICAL INFORMATION

	Three Months Ended Sept. 30			Year Ended Sept. 30

(Dollars in thousands)	2006	2005	%	2006	2005	%

Capital expenditures:	$13,128	$12,654	3.7%	$32,458	$25,455	27.5%
Same property newsprint volume (tonnes)	24,752	26,033	(4.9)	101,302	103,332	(2.0)
Same property full-time equivalent employees	5,378	5,413	(0.6)	5,378	5,398	(0.4)

NOTES:

(1)	Same property comparisons exclude acquisitions (including Pulitzer) and divestitures made in the current and prior year. Same property revenue also excludes revenue of Madison Newspapers, Inc., in which Lee owns a 50% share. It is reported using the equity method of accounting. Same property comparisons also exclude corporate office costs.
(2)	Operating cash flow, which is defined as operating income before depreciation, amortization and equity in earnings of associated companies, is a non-GAAP financial measure. A reconciliation of operating cash flow to operating income, the most directly comparable measure under accounting principles generally accepted in the United States (GAAP), is reflected in the tables accompanying this release.
(3)	Certain amounts as previously reported have been reclassified to conform with the current period presentation. The prior period has been restated for comparative purposes, and the reclassifications have no impact on earnings.
(4)	The Company disclaims responsibility for updating information beyond the release date.

Lee Enterprises is a premier publisher of local news, information and advertising in primarily midsize markets, with 51 daily newspapers and a joint interest in five others, rapidly growing online sites and more than 300 weekly newspapers and specialty publications in 23 states. Lee’s newspaper markets include St. Louis, Mo.; Lincoln, Neb.; Madison, Wis.; Davenport, Iowa; Billings, Mont.; Bloomington, Ill.; Tucson, Ariz.; and Napa, Calif. Lee is based in Davenport, Iowa, and its stock is traded on the New York Stock Exchange under the symbol LEE. For more information about Lee Enterprises, please visit www.lee.net.

The Private Securities Litigation Reform Act of 1995 provides a “Safe Harbor” for forward-looking statements. This release contains information that may be deemed forward-looking and that is based largely on the Company’s current expectations and is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those anticipated. Among such risks, trends and other uncertainties are changes in advertising demand, newsprint prices, energy costs, interest rates, labor costs, legislative and regulatory rulings and other results of operations or financial conditions, difficulties in integration of acquired businesses or maintaining employee and customer relationships and increased capital and other costs. The words “may,” “will,” “would,” “could,” “believes,” “expects,” “anticipates,” “intends,” “plans,” “projects,” “considers” and similar expressions generally identify forward-looking statements. Readers are cautioned not to place undue reliance on such forward-looking statements, which are made as of the date of this release. The Company does not publicly undertake to update or revise its forward-looking statements.

Contact: dan.hayes@lee.net, (563) 383-2100